Energy Producers, Inc.
6564 Smoke Tree Lane, Scottsdale, Arizona 85253
Tel: (602) 326-7371	Fax: (480) 443-1403	Email: energyproducers@aol.com

December 22, 2009

Via Facsimile:	(325) 692-8107
Dan Fergus, Esq.	[Tel: (325) 691-0370; Fax; (325) 692-8107; email: ________________]
Fergus and Fergus, LLP
400 Pine Street, Suite 765
Abilene, Texas 79601

Re:
Acquisition by Energy Producers, Inc., a wholly owned subsidiary of EGPI Firecreek, Inc. (“EPI”) of 50% Working Interest from Whitt Oil & Gas, Inc. (“Whitt”) in three wells in the McWhorter Lease (Callahan County, Texas), Young Lease (Callahan County, Texas) and Boyett Lease (Stephens and Shackelford Counties, Texas) as described in Exhibit “A” hereto.

Dear Mr. Fergus:

You are the attorney for Whitt and you have agreed to act as escrow agent to close the referenced transaction. The following documents will be delivered to you in escrow in connection with closing:

(i)	Acquisition Agreement, executed in two (2) counterparts by Whitt as seller and EPI as buyer;

(ii)
Assignment of Overriding Royalty Interests, executed and acknowledged in three (3) counterparts (one counterpart to be recorded in each of the above identified counties) by Whitt as seller, assigning to each of three assignees identified therein a 2% overriding royalty interest in all oil, gas casinghead gas, and other hydrocarbon substances produced, saved and marketed from the land subject to the above-described leases;

(iii)
Assignment of Working Interest in Oil and Gas Leases, executed and acknowledged in three (3) counterparts (one counterpart to be recorded in each of the above identified counties) by Whitt as assignor and by EPI as assignee, assigning to EPI a 50% working interest (32% net revenue interest) in the above-described leases;

(iv)	Operating Agreement [A.A.P.L. Form 610 – 1989], completed and executed in two (2) counterparts by Whit and EPI; and

(v)
Recording Supplement [A.A.P.L. Form 610RS – 1989], executed and acknowledged in three (3) counterparts (one counterpart to be recorded in each of the above identified counties) by Whitt and EPI, to be recorded in the real estate records of each of Callahan County, Stephens County and Shackelford County, Texas.

You will receive by wire transfer from EPI, to a bank escrow account to be designated by you, the sum of $227,500 to be held by you in escrow and subsequently disbursed by you pursuant to the terms of this letter. Funds in excess of the estimated closing amount are being sent to you to cover unforeseen matters which may become payable by EPI in connection with closing after my approval. Please provide wire escrow instructions to me as soon as possible.

Upon your receipt of closing funds and the documents listed above, you will satisfy yourself that there are no liens affecting the referenced leases or property thereon. When you have done so, please provide me with a list of closing costs to be charged to EPI. I will then provide to you approval to complete closing as described below.

When you have received my approval to proceed, you will record the following documents in the order listed, in all three counties: (i) Assignment of Overriding Royalty Interests; (ii) Assignment of Working Interest in Oil and Gas Leases; and (iii) Recording Supplement to Operating Agreement. Please use a courier to record a counterpart in each county so that the transaction may be closed quickly.

The cost of recording the closing documents described above will be charged to EPI. Other recording fees, if any, will be charged to Whitt. The cost of sending a person to record closing documents will be charged one-half to EPI and one-half to Whitt. You will charge an escrow fee of $________________ to handle this transaction (not including copying and third party costs). Your escrow fee will be charged one-half to EPI and one-half to Whitt. Proration will be made of applicable taxes on the leases as of the closing date. Any closing costs not covered foregoing will be paid by Whitt unless I approve payment of same.

Dan Fergus, Esq.

Upon your being satisfied that documents to be recorded have been delivered to the county clerks for recording, you are to disburse to Whitt or as directed by Whitt the sum of $225,000 (less any costs charged to Whitt). If recorded documents are returned to you rather than EPI, please forward the same to me when you receive them.

Closing documents executed by EPI, and funds provided by EPI, pursuant to this letter are being delivered to you on condition that they will be immediately returned to EPI upon my demand to you (provided demand is made prior to recording of closing documents), without necessity of consent by Whitt.

You are acting as escrow agent pursuant to the terms of this letter and instructions given pursuant to this letter. You are not responsible for the sufficiency of escrowed funds or the validity of any instrument or signature deposited with you hereunder. You may act in reliance on any instrument reasonably believed to be genuine and may assume that any person reasonably purporting to give written notice or advice or instruction in connection with the provisions hereof has been duly authorized to do so. In the event of a disagreement between EPI and Whitt resulting in adverse demands on you in connection with this transaction, or if you are in good faith in doubt as to what action you should take with respect to any matter in connection with this transaction, you may refuse to comply with such demands or refuse to take other action so long as such disagreement or doubt exists. You are entitled to file a suit in interpleader or apply to a court for an order requiring that the persons involved in any such disagreement litigate in such court their respective claims arising out of this transaction. Your costs incurred in connection with the foregoing will be paid one-half by each of EPI and Whitt.

Any notices must be in writing and may be given by facsimile or email. Facsimile or other signatures may be used for any purpose except that recorded documents must have original signatures and acknowledgments.

Please have Whitt sign a copy of this letter to evidence acceptance of these closing instructions, and indicate your receipt and agreement to these instructions and the terms of escrow by executing a copy of this letter and returning the same to me before disbursement of closing funds or recording closing documents.

Very truly,

Energy Producers, Inc.,
a wholly owned subsidiary of
EGPI Firecreek, Inc.

By:
Dennis R. Alexander, CEO

Accepted by Whitt:                                                                                                 [Signature]                                     [Date]

Acceptance by Fergus & Fergus, LLP:                                                                   [Signature]                                     [Date]

EXHIBIT “A”

Leases in Which Wells are Located

1.
That certain Oil, Gas and Mineral Lease dated September 17, 2007, by and between Eugene Bell, Lessor, and E & D Bell, LLC, Lessee, recorded in Volume 194, Page 360, Real Property Records of Callahan County, Texas, covering the following two (2) parcels of land in Callahan County, Texas, to-wit:

Tract I: Being 40 acres as near as is practicable in the form of a square around the LCS Production of McWhorter #1 well, 2306’ FNL and 330’ FEL, Section 142, Block 2, GH&H RR Co. Survey, Abstract 1651, Callahan County, Texas.

Tract II: Being 40 acres as near as is practicable in the form of a square around the Ratex Energy, Inc. No. 3 Young well, 330’ FSL and 330’ FEL, Section 142, Block 2, GH&H RR Co. Survey, Abstract 1651, Callahan County, Texas.

2.
That certain Oil, Gas and Mineral Lease dated September 17, 2007, by and between Harold Elledge, Lessor, and E & D Bell, LLC, Lessee, recorded in Volume 194, Page 363, Real Property Records of Callahan County, Texas, covering the following two (2) parcels of land in Callahan County, Texas, to-wit:

Tract I: Being 40 acres as near as is practicable in the form of a square around the LCS Production of McWhorter #1 well, 2306’ FNL and 330’ FEL, Section 142, Block 2, GH&H RR Co. Survey, Abstract 1651, Callahan County, Texas.

Tract II: Being 40 acres as near as is practicable in the form of a square around the Ratex Energy, Inc. No. 3 Young well, 330’ FSL and 330’ FEL, Section 142, Block 2, GH&H RR Co. Survey, Abstract 1651, Callahan County, Texas.

3.
That certain Oil and Gas Lease dated ________________________, by and between Sharon White Stewart, Lessor, and Whitt Oil & Gas, Inc., Lessee, recorded in Volume _______, Page _______, Real Property Records of Stephens County, Texas, and recorded in Volume ________, Page ________, Real Property Records of Shackelford County, to the extent, and to the extent only, that said lease covers the following parcel of land, to-wit:

Tract III: All of the Southeast One-fourth (SE/4) of Section 55, B.A.L., A-2746, Stephens and Shackelford Counties, Texas.

Wells

1.	McWhorter No. Well, Texas Lease I.D. 27348, field Wildcat, Texas Field I.D. 00014001, Texas Railroad Commission District No. 7B, Callahan County, Texas.

2.	Young No. 3 Well, Texas Lease I.D. 26519, field Parsons Gray, Texas Field I.D. 69450300, Texas Railroad Commission District No. 7B, Callahan County, Texas.

3.	Boyett Well, Texas, API #42-417-37567, Texas Railroad Commission District No. 7B, Shackelford County, Texas.